Exhibit 99

Viad Corp Announces Second Quarter Results

Net Income per Share of $0.15

Income Before Other Items per Share of $0.17

PHOENIX--(BUSINESS WIRE)--July 23, 2010--Viad Corp (NYSE:VVI) today announced its second quarter 2010 net income of $3.0 million, or $0.15 per diluted share. Viad’s income before other items was $3.4 million, or $0.17 per diluted share, which excludes restructuring charges. This compares to the company’s prior guidance of a loss of $0.05 per share to income of $0.10 per share and 2009 second quarter income before other items of $0.27 per share.

  Revenues of $218.3 million were up $4.7 million from 2009 (2.2%).
  Segment operating income was $7.7 million as compared to $9.8 million in 2009.
  Free cash flow improved by $15.9 million to an inflow of $6.3 million, reflecting changes in working capital.
  Cash and cash equivalents were $134.0 million at June 30, 2010.
  Debt was $10.4 million, with a debt-to-capital ratio of 2.7% at June 30, 2010.
  Restructuring charges were $559,000 pre-tax related to continued reorganization activities.

Paul B. Dykstra, chairman, president and chief executive officer, said, “Both our Marketing & Events Group and Travel & Recreation Group delivered stronger than expected results for the second quarter, driven by improving industry trends. Additionally, we remain on target to realize overhead cost savings of $10 million this year versus last year. Our actions to reduce costs and increase market share, combined with the more stable economic environment, have positioned Viad’s businesses for improved results in 2010 and beyond.”

Second Quarter 2010 Business Unit Highlights

	Second Quarter				June 30 Year-to-Date
($ in millions)	2010	2009	Change		2010	2009	Change

Revenues:
Marketing & Events Group:
U.S.	$144.5	$147.2	$(2.8)	-1.9%	$313.9	$341.0	$(27.2)	-8.0%
International	56.1	52.7	3.4	6.5%	106.4	95.9	10.5	10.9%
Intersegment eliminations	(4.6)	(4.5)	(0.1)	1.4%	(7.4)	(5.5)	(1.9)	34.3%
Total	195.9	195.4	0.6	0.3%	412.9	431.4	(18.6)	-4.3%
Travel & Recreation Group	22.4	18.2	4.2	23.0%	29.8	23.1	6.7	29.1%
Total	$218.3	$213.6	$4.7	2.2%	$442.7	$454.5	$(11.9)	-2.6%

Segment operating income:
Marketing & Events Group:
U.S.	$(2.3)	$1.8	$(4.1)	**	$(2.3)	$7.1	$(9.5)	**
International	6.5	5.7	0.8	14.6%	9.2	9.4	(0.3)	-2.9%
Total	4.2	7.5	(3.3)	-43.6%	6.8	16.6	(9.8)	-58.9%
Travel & Recreation Group	3.5	2.3	1.2	52.2%	1.1	(0.1)	1.2	**
Total	$7.7	$9.8	$(2.1)	-21.2%	$7.9	$16.5	$(8.6)	-51.9%

Operating margins:
Marketing & Events Group	2.2%	3.8%	(170)	bps	1.7%	3.8%	(220)	bps
Travel & Recreation Group	15.6%	12.6%	300	bps	3.7%	-0.5%	420	bps
Total	3.5%	4.6%	(110)	bps	1.8%	3.6%	(180)	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

Marketing & Events Group 2010 second quarter revenues were in line with the 2009 quarter and better than the company’s prior guidance. Foreign exchange rate variances had a slight favorable impact on revenues and operating income of approximately $750,000 and $200,000, respectively, as compared to the 2009 second quarter. Show rotation did not have a meaningful impact on total Group revenues.

Revenues for the U.S. segment decreased slightly from 2009 due to reductions in spending by certain brand marketer clients, reductions in a major show tied to the retail sector and general pricing pressures, largely offset by positive show rotation of approximately $9 million in revenue. U.S. second quarter base same-show revenues decreased less than 1 percent, reflecting substantial improvement from declines of 22.5 percent in 2009 and 10 percent in the 2010 first quarter.

Revenues for the International segment reflect improving industry trends, including same-show growth, as well as market share gains, which more than offset the impact of negative show rotation revenue of approximately $6 million.

The decline in total Group operating income versus the 2009 quarter reflects margin compression (primarily in the U.S. segment) and accruals for 2010 performance-based incentives (versus incentive reversals in the 2009 quarter), partially offset by overhead reductions and productivity improvements driven by the company’s Lean initiatives.

Dykstra said, “The Marketing & Events Group’s second quarter results exceeded our prior guidance. After seven straight quarters of recessionary declines, U.S. base same-show revenues were essentially flat to 2009, indicating that the exhibition and event industry appears to be stabilizing. The pricing environment, however, remains challenging especially in the U.S. In response, our Marketing & Events Group remains focused on executing against the key initiatives we commenced during 2009. Our ongoing Lean initiatives are delivering sustainable productivity improvements and customer service enhancements, and we continue to drive down overhead costs through the rationalization of facilities and other consolidation activities.”

Viad’s Travel & Recreation Group

Travel & Recreation Group second quarter revenues and operating income benefited from stronger demand for the company’s tourism services. Additionally, foreign exchange rate variances had a favorable impact on revenues and operating income of approximately $1.6 million and $240,000, respectively, as compared to the 2009 second quarter. Excluding exchange rate variances, revenues were up $2.6 million (or 14.4 percent) with a $956,000 improvement in operating results.

Dykstra said, “Results from our Travel & Recreation Group exceeded our prior guidance, driven primarily by stronger than expected group tour business. We also continue to realize success from our initiatives to capture incremental spend per guest.”

2010 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “As evidenced by our second quarter results, we are beginning to experience improving trends in our industries. While visibility over future revenues continues to be somewhat challenging, we are cautiously optimistic that the exhibition and event industry will continue to stabilize over the remainder of 2010 and that demand for our travel and recreation services will be stronger than 2009. Additionally, we are taking aggressive actions to reduce costs and drive efficiency gains, and are on target to reduce year-over-year overhead costs by $10 million. As a result, we are confident in our ability to deliver improved profits this year.

“Going forward, we will remain focused on delivering the best results possible by capitalizing on the market opportunities that exist, continuing to drive down costs, and delivering high-quality customer service. Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors.”

2010 Full Year Guidance

Marketing & Events Group

  Total revenues are expected to increase slightly from 2009, with positive show rotation and new business wins offsetting same-show declines.
  Same-show revenues are expected to decline at a single-digit rate.
  Show rotation is expected to positively impact full year revenues by $20 million to $25 million.
    First quarter show rotation negatively impacted revenues by roughly $8 million.
    Second quarter show rotation did not have a meaningful impact on revenues.
    Third quarter show rotation is expected to positively impact revenues by roughly $35 million.
    Fourth quarter show rotation is expected to negatively impact revenues by roughly $5 million.
  Brand marketer and retail client spending on experiential marketing services (including exhibits, events, mobile marketing tours, permanent installations and retail environments) is expected to remain under pressure, reflecting constrained marketing budgets due to continued weak consumer spending.
  Variable cost savings from Lean initiatives are expected to approximate $10 million. Viad expects this savings to offset general market pressures on margins.
  Overhead cost savings relating to the reorganization activities are expected to be partially offset by accruals for performance-based incentives during 2010 (performance-based incentives were insignificant in 2009) and 2009 savings from contingency-related furloughs that are not expected to repeat in 2010, for a net savings of approximately $10 million versus 2009.

Travel & Recreation Group

  Park visitation is expected to improve in Glacier National Park as a result of its Centennial Anniversary. Visitation to Banff and Jasper National Parks is expected to remain relatively flat to 2009.
  Room occupancy is expected to increase by a single-digit rate at Glacier Park’s properties (due to the Park’s Centennial Anniversary) and hold relatively constant at Brewster’s Mount Royal Hotel as compared to 2009. Revenue per available room is expected to increase slightly.
  Passenger volumes at Brewster’s attractions are expected to be in line with 2009.
  Transportation revenue is expected to increase as a result of motorcoach revenue related to the Vancouver Olympic Games.

Corporate & Other

  Corporate activities expense is expected to increase by approximately $1.5 million from 2009, reflecting the reversal of long-term performance-based incentives in 2009 and the accrual of performance-based incentives in 2010.
  Exchange rates for the remainder of 2010 are assumed to approximate $0.97 U.S. dollars per Canadian dollar and $1.45 U.S. dollars per British pound. Currency translation is expected to have a slight positive impact on income per share.
  Net interest expense is expected to be approximately $0.01 per share higher than 2009.
  Restructuring charges were $0.08 per share in the first six months of 2010. Additional charges may arise as the company continues to reduce its cost structure.
  The effective tax rate on income before other items is assumed to be 39 percent, as compared to the 2009 effective tax rate on income before other items of 42.3 percent.

2010 Third Quarter Guidance

For the third quarter, Viad’s income before other items is expected to be in the range of $0.05 per share to $0.20 per share, as compared to the third quarter 2009 loss before other items of $0.20 per share. Revenue is expected to be in the range of $200 million to $220 million as compared to $181.1 million in the 2009 third quarter. Segment operating income is expected to be in the range of $5.5 million to $10.5 million as compared to a segment operating loss of $2.7 million in 2009. The improvements from 2009 are expected to be driven primarily by positive show rotation of about $35 million, partially offset by reduced spending by existing brand marketer clients and modest same-show declines, as well as higher expense related to performance-based incentives.

Implicit within this guidance are the following group revenue and operating income expectations.

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End		High End	Low End		High End

Marketing & Events Group	$155.0	to	$170.0	$(14.5)	to	$(10.5)
Travel & Recreation Group	$47.0	to	$51.0	$19.5	to	$21.5

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2010 results on Friday, July 23, 2010 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-8270 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Revenues	$218,299	$213,565	$4,734	2.2%	$442,652	$454,514	$(11,862)	-2.6%

Segment operating income	$7,725	$9,808	$(2,083)	-21.2%	$7,924	$16,475	$(8,551)	-51.9%
Corporate activities	(2,058)	(703)	(1,355)	**	(2,702)	(2,206)	(496)	-22.5%
Restructuring charges (Note A)	(559)	(198)	(361)	**	(2,612)	(2,930)	318	-10.9%
Net interest expense	(385)	(293)	(92)	-31.4%	(782)	(452)	(330)	-73.0%
Income before income taxes	4,723	8,614	(3,891)	-45.2%	1,828	10,887	(9,059)	-83.2%
Income tax expense (Note B)	(1,790)	(3,311)	1,521	45.9%	(1,998)	(4,212)	2,214	52.6%
Net income (loss)	2,933	5,303	(2,370)	-44.7%	(170)	6,675	(6,845)	**
Net loss attributable to noncontrolling interest	95	96	(1)	-1.0%	216	227	(11)	-4.8%
Net income attributable to Viad	$3,028	$5,399	$(2,371)	-43.9%	$46	$6,902	$(6,856)	-99.3%

Diluted income per common share (Note C):

Net income attributable to Viad common shareholders	$0.15	$0.26	$(0.11)	-42.3%	$-	$0.34	$(0.34)	**

Basic income per common share (Note C):

Net income attributable to Viad common shareholders	$0.15	$0.26	$(0.11)	-42.3%	$-	$0.34	$(0.34)	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	20,059	19,977	82	0.4%	20,055	19,935	120	0.6%

Weighted-average outstanding and potentially dilutive shares	20,375	20,170	205	1.0%	20,338	20,167	171	0.8%

** Change is greater than +/- 100 percent.
(A)

Restructuring Charges — During the six months ended June 30, 2010 and 2009, Viad recorded restructuring charges of $2.6 million ($1.6 million after- tax) and $2.9 million ($1.8 million after-tax), respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations.

(B)	Income Taxes — Income taxes for the six months ended June 30, 2010 include the resolution of tax matters of $1.3 million resulting from a tax adjustment due to recently enacted health care legislation.

(C)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Net income attributable to Viad	$3,028	$5,399	$(2,371)	-43.9%	$46	$6,902	$(6,856)	-99.3%
Less: Allocation to nonvested shares	(71)	(164)	93	56.7%	(1)	(188)	187	99.5%
Net income allocated to Viad common shareholders	$2,957	$5,235	$(2,278)	-43.5%	$45	$6,714	$(6,669)	-99.3%

Weighted-average outstanding shares	20,059	19,977	82	0.4%	20,055	19,935	120	0.6%

Basic income per common share attributable to Viad common shareholders	$0.15	$0.26	$(0.11)	-42.3%	$-	$0.34	$(0.34)	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Income before other items (Note A):
Net income attributable to Viad	$3,028	$5,399	$(2,371)	-43.9%	$46	$6,902	$(6,856)	-99.3%
Restructuring charges, net of tax	368	117	251	**	1,610	1,816	(206)	-11.3%
Resolution of tax matters (Note B)	-	-	-	**	1,279	-	1,279	**
Income before other items	$3,396	$5,516	$(2,120)	-38.4%	$2,935	$8,718	$(5,783)	-66.3%

(per diluted share)

Income before other items:
Net income attributable to Viad	$0.15	$0.26	$(0.11)	-42.3%	$-	$0.34	$(0.34)	**
Restructuring charges, net of tax	0.02	0.01	0.01	**	0.08	0.09	(0.01)	-11.1%
Resolution of tax matters	-	-	-	**	0.06	-	0.06	**
Income before other items	$0.17	$0.27	$(0.10)	-37.0%	$0.14	$0.43	$(0.29)	-67.4%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Adjusted EBITDA (Note A):
Net income attributable to Viad	$3,028	$5,399	$(2,371)	-43.9%	$46	$6,902	$(6,856)	-99.3%
Interest expense	473	425	48	-11.3%	966	845	121	-14.3%
Income tax expense	1,790	3,311	(1,521)	45.9%	1,998	4,212	(2,214)	52.6%
Depreciation and amortization	7,200	7,170	30	-0.4%	14,004	13,535	469	-3.5%
Adjusted EBITDA	$12,491	$16,305	$(3,814)	-23.4%	$17,014	$25,494	$(8,480)	-33.3%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in) operating activities	$10,536	$(4,605)	$15,141	**	$18,284	$(20,644)	$38,928	**
Less:
Capital expenditures	(3,374)	(4,176)	802	19.2%	(8,404)	(14,780)	6,376	43.1%
Dividends paid	(822)	(824)	2	0.2%	(1,644)	(1,648)	4	0.2%
Free cash flow (outflow)	$6,340	$(9,605)	$15,945	**	$8,236	$(37,072)	$45,308	**

** Change is greater than +/- 100 percent.
(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

(B)	Results from a tax adjustment in the first quarter of 2010 due to recently enacted health care legislation.

CONTACT:
Viad Corp
Carrie Long
Investor Relations
602-207-2681
clong@viad.com